Exhibit 1.01

2024 Conflict Minerals Report

Lowe’s Companies, Inc. (the “Company” or “Lowe’s”) has included this Conflict Minerals Report as an exhibit to Form SD for the reporting period from January 1 to December 31, 2024, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended. Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Lowe’s and its consolidated subsidiaries.

I.    Overview
Lowe’s has developed and implemented a reasonable and documented due diligence process, consistent with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and accompanying Supplements (the “OECD Guidance”), to determine the source and chain of custody of columbite-tantalite (also known as coltan), cassiterite, wolframite, gold and their derivatives tantalum, tin and tungsten (collectively, “3TG”) that are necessary to the functionality or production of products in our private brand product portfolio, and specifically, whether any 3TG originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

Based on the due diligence steps described in Section IV, we found no reason to believe that the products in our private brand product portfolio were manufactured with necessary 3TG sourced from smelters or refiners (“SORs”) that directly or indirectly financed or benefited armed groups within the Covered Countries.

II.     Product Description

Lowe’s evaluated the application of the terms “manufacture” and “contract to manufacture” (as used in Rule 13p-1) as they relate to the Company’s products, including products over which the Company may have specific influence in the manufacturing process and so may be products the Company is deemed to have “contracted to manufacture.” We then identified product groups for which 3TG may be necessary to the functionality or production. Lowe’s determined (i) it may have specific influence in the manufacturing process of, and therefore be deemed to have “contracted to manufacture,” certain products in our private brand product portfolio and (ii) these products in our private brand product portfolio may include 3TG that is necessary to the functionality or production of those products (the “Covered Products”). The Covered Products are identified in the product groups listed in Attachment A to this Conflict Minerals Report.

III.     Reasonable Country of Origin Inquiry

Lowe’s conducted a good faith reasonable country of origin inquiry (“RCOI”) on the source and chain of custody of the 3TG in the Covered Products by sending out the Conflict Minerals Reporting Template (“CMRT”) and reviewing smelter certifications through our membership in the Responsible Minerals Initiative (“RMI”), that we believe was reasonably designed to determine whether any of the necessary 3TG that may be contained in the Covered Products originated in the Covered Countries or came from recycled or scrap sources.

We do not directly source minerals from SORs or mines, nor do we have direct knowledge of the country of origin and chain of custody of 3TG in our supply chain. Our supply chain is complex and there are many intermediaries between us and mines from which participants in our supply chain source minerals. As a result, we must rely on our direct vendors and suppliers for information relating to the 3TG in the products we source from them, who in turn often similarly rely on their own vendors and suppliers as they too are often far removed from the actual source of any 3TG.

In conducting the RCOI, Lowe’s solicited information from vendors who supplied the Covered Products to Lowe’s for which 3TG may be necessary to the functionality or production regarding the inclusion of 3TG in those products including, but not limited to, the country of origin of the 3TG. For this process, Lowe’s used the CMRT published by the RMI, formerly the Conflict-Free Sourcing Initiative.

As a result of the RCOI, Lowe’s has reason to believe that certain of the necessary 3TG that may be contained in the Covered Products may have originated in the Covered Countries. Lowe’s therefore conducted further due diligence on the source and chain of custody of the necessary 3TG that may be contained in the Covered Products.

Based on the due diligence described below, Lowe’s believes the facilities used to process the necessary 3TG that may be in the Covered Products include 119 different SORs, 107 of which are RMAP Conformant (as defined below). None of the remaining 12 SORs, which are not RMAP Conformant, are in the Covered Countries.

IV.    Due Diligence

Due Diligence Design

The design of the Company’s due diligence framework conforms to the five steps of the OECD Guidance.

Due Diligence Measures Performed

OECD Guidance Step 1 - Establish Strong Company Management Systems. Lowe’s Conflict Minerals Compliance Program is under the leadership of the Senior Vice President, Global Merchandising and the Executive Vice President, Merchandising, to whom the Responsible Sourcing team provides updates regarding the program results. The compliance program is administered by the Responsible Sourcing team, which works closely with various internal departments and external vendors to manage the process of supply chain due diligence to fulfill Lowe’s 3TG reporting and disclosure requirements. The Responsible Sourcing team engages with stakeholders both internally and externally, conducts internal training and educational sessions, and collects and analyzes data to establish the source and chain of custody of 3TG in the Lowe’s supply chain. The findings and results of the due diligence process are discussed with the Executive Vice President, Merchandising, the Executive Vice President, Chief Legal Officer and Corporate Secretary, and the Chief Compliance Officer and the due diligence framework and findings as contained in this Conflict Minerals Report are reported to the Sustainability Committee of the Lowe’s Board of Directors.

Lowe’s is committed to sourcing materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries. Lowe’s has adopted a Conflict Minerals Policy and communicated the principles thereof to its vendors and the public. The principles of the Lowe’s Conflict Minerals Policy are included in Lowe’s Vendor Code of Conduct, which applies to all vendors who provide services and goods to Lowe’s or any of its subsidiaries. In addition, Lowe’s Conflict Minerals Policy is publicly available on the Company’s website at: https://corporate.lowes.com/our-responsibilities/corporate-responsibility-reports-policies/lowes-conflict-minerals-policy. Our management systems include education, engagement and oversight regarding these principles, which are overseen by the Responsible Sourcing team. Accordingly, we expect our vendors to (i) source materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries, (ii) work with us to determine the potential use of 3TG in our supply chain and (iii) conduct the necessary due diligence and provide us with proper verification of the source of materials used in their products. The Vendor Code of Conduct also details how to file a grievance with the Company and is publicly available at the following website:

https://corporate.lowes.com/our-responsibilities/corporate-responsibility-reports-policies/lowes-vendor-code-conduct

OECD Guidance Step 2 - Identify and Assess Conflict Mineral Risk in the Supply Chain. Lowe’s established an internal Conflict Minerals Compliance Program, which included the creation of the Company’s Conflict Minerals Policy. The Responsible Sourcing team met with representatives from various departments within Lowe’s, identified product groups for which 3TG may be necessary to the functionality or production, as described above, and mapped the products within these product groups to their respective vendors in the supply chain. Based on interviews with representatives from various departments, the Responsible Sourcing team initially evaluated approximately 19,000 products in the private brand product portfolio which were sourced from approximately 480 vendors to determine whether 3TG may be necessary to the functionality or production of such Covered Products. Following this initial evaluation, 100 vendors of approximately 2,018 Covered Products received a notification describing the Company’s Conflict Minerals Compliance Program requirements, expectations, and a link to the 3TG survey. Thereafter, using the CMRT, the Responsible Sourcing team solicited information from those vendors regarding the inclusion of 3TG in the Covered Products they supply to Lowe’s including, but not limited to, the mine or country of origin of such 3TG.

Non-responsive suppliers received multiple follow-up emails reminding them of the Company’s initial survey response target date in an effort to encourage completion of the CMRT. The Responsible Sourcing team worked directly with non-responsive suppliers to identify any issue the suppliers had in completing and returning the CMRT.

Lowe’s received CMRT responses from all vendors surveyed, or 100% of the population of Covered Products surveyed.

OECD Guidance Step 3 - Design and Implement a Strategy to Respond to Identified Conflict Minerals Risks. The Responsible Sourcing team evaluated all CMRT responses for accuracy and consistency. Additionally, the Responsible Sourcing team contacted vendors to address issues with the accuracy of their statements regarding the lack of presence of 3TG in their in-scope products, incomplete data, or non-identification of a SOR. If a SOR was identified, the Responsible Sourcing team determined whether the SOR was certified as “compliant” or the equivalent by the RMI (referred to as “RMAP Conformant”). The Responsible Sourcing team also developed a CMRT training document for vendors to reference in order to provide Lowe’s with confidence of the quality and depth of a vendor’s due diligence in their own supply chain.

In addition to the reporting system in place discussed in Step 1, the Responsible Sourcing team adopted a risk assessment procedure, pursuant to which the Responsible Sourcing team will, based on the 3TG results identified in Step 2, analyze, and evaluate vendor responses against an established list of risk indicators to identify potential risks within the Company’s supply chain and re-evaluate the Company’s standard operating procedure to identify and act upon such risks.

OECD Guidance Step 4 - Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain. In connection with our due diligence, Lowe’s uses and relies upon information made available by the RMI concerning its independent third-party audits of SORs to determine whether the SOR is RMAP Conformant. Through its membership in the RMI, Lowe’s supports industry-level implementation of independent third-party audits of SORs.

OECD Guidance Step 5 - Report on Supply Chain Due Diligence. Lowe’s files a Form SD and Conflict Minerals Report with the Securities and Exchange Commission (the “SEC”).

V.     Independent Private Sector Audit In accordance with guidance issued by the SEC on April 29, 2014, Lowe’s is not required to submit, and is not submitting, an audit report of this Conflict Minerals Report prepared by an independent private sector auditor.

VI.     Due Diligence Results Within the Conflict Minerals Policy, Lowe’s encourages all of our vendors to use RMAP Conformant SORs if they source from the Covered Countries. Based on information provided in vendor surveys and our own reasonable due diligence efforts, we believe the facilities used to process the necessary 3TG that may be in the Covered Products include 119 different SORs. Those SORs and their respective country locations are set forth in Attachment B to this Conflict Minerals Report. Based on a review of the RMI SOR database, 107 of these SORs are RMAP Conformant, which accounts for approximately 90% of the 119 SORs. Where applicable, Lowe’s notifies vendors that they source 3TG from SORs that are not RMAP Conformant. We have no reason to believe any of the 12 SORs that are not RMAP Conformant sourced necessary 3TG from the Covered Countries.

SORs Verified as RMI Certified
Tin	41 of 47 (87%)
Tantalum	30 of 30 (100%)
Tungsten	29 of 33 (88%)
Gold	7 of 9 (78%)
Total	107 of 119 (90%)

Based on information provided by vendors, as well as from the RMI, we believe the countries of origin of the necessary 3TG in the Covered Products include the countries listed in Attachment C. Vendors provided information on 20 countries of origin.

VII.    2025 Compliance Activities Lowe’s intends to undertake the following steps during 2025 to improve our due diligence to further mitigate any risk that the necessary 3TG that may be in our Covered Products benefit armed groups in the Covered Countries, including:

•Continue to engage the Company’s supply chain to obtain current, accurate, and complete information about the supply chain and implement responsible sourcing, including continuing to encourage all our vendors to use RMAP Conformant SORs;
•Continue training internal teams regarding 3TG and our due diligence process;
•Continue to work with the RMI to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance; and
•Continue to monitor supply chain developments in the Covered Countries, as well as other similar supply chain issues and SOR improvements, including a review of previously non-RMAP Conformant SORs to determine if they are now RMAP Conformant.

VIII.    Disclosure Regarding Forward-Looking Statements

This Conflict Minerals Report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, and similar expressions are forward-looking statements. Forward-looking statements involve, but are not limited to, statements about Lowe’s expected future vendor due diligence and engagement efforts and development of related processes. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, regulatory changes and judicial developments relating to conflict minerals disclosure; changes in our supply chain or products; and industry developments relating to supply chain diligence, disclosure, and other practices. Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

Attachment A

Product Groups

The following product groups include Covered Products subject to the due diligence described in the Conflict Minerals Report:

Air Tools & Accessories	Online Mechanic & Automotive Tools
Bath Faucets	Online Only Stock Holiday
Bath Organization & Accessories	Online Only Tool Storage
Battery Mowers	Paint Sprayers
Brushes	Paint Tools
Buckets	Patio Furniture
Cabinet Hardware	Pliers & Wrenches
Chainsaws & Polesaws	Pneumatics
Chandeliers & Pendants	Portable Tool Storage
Closet Accessories	Push Button Drain
Construction & Utility Heat	Rollers, Trays, Liners, & Cages
Cordless Batteries & Chargers	Screwdrivers
Cordless Combo Kits	Shelving
Craftsman Mechanical Tools	Showering Products
Cutting Bare Tools	Snowblowers
Cutting Kits	Special Order Sales (“SOS”) Bath Safety
Décor Shelving	SOS Bathroom Faucets
Drilling / Driving Bare Tools	SOS Grills
Drilling / Driving Kits	SOS Handheld Accessories
Electrical Tools & Testers	SOS Hedge & Edge
Electronic Tools	SOS Kitchen Faucets
Extension Cords	SOS Leaf Blowers
Fireplaces, Logs, & Stoves	SOS Pool Products
Flashlights	SOS Pressure Washers
Floorcare	SOS Trimmers & Augers
Flushmounts	SOS Vanities
Grill Accessories	Specialty Bare Tools
Halloween	Sprayers
Hammers, Prybars, & Cold Chisels	String Trimmers & Augers
Handheld Accessories	Timers & Surge Protectors
Hedge Trimmers & Edgers	Tool Belts, Aprons, & Kneepads
Interior Wall Panels	Trim A Tree
Kitchen Faucets	Utility Knives
Kitchen Sinks	Vanities
Kits	Vanity Lighting
Kobalt Mechanical Tools	Vanity Mirrors
Lawn & Garden Tools	Watering
Leaf Blowers	Wheelbarrows & Carts
Marking Tools	Woodworking Bare Tools
Measuring Tools	Work Supports
Moving Supplies

Attachment B

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Guangdong Jinding Gold Limited	China
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Metalor Technologies (Suzhou) Ltd. *	China
Gold	Metalor USA Refining Corporation *	United States
Gold	Mitsubishi Materials Corporation *	Japan
Gold	Royal Canadian Mint*	Canada
Gold	Shandong Gold Smelting Co., Ltd. *	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	China
Tantalum	AMG Brasil *	Brazil
Tantalum	D Block Metals, LLC *	United States
Tantalum	F&X Electro-Materials Ltd. *	China
Tantalum	FIR Metals & Resource Ltd. *	China
Tantalum	Global Advanced Metals Aizu *	Japan
Tantalum	Global Advanced Metals Boyertown *	United States
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd. *	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd. *	China
Tantalum	Jiangxi Tuohong New Raw Material *	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *	China
Tantalum	Jiujiang Tanbre Co., Ltd. *	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd. *	China
Tantalum	Materion Newton Inc. *	United States
Tantalum	Metallurgical Products India Pvt., Ltd. *	India
Tantalum	Mineracao Taboca S.A. *	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd. *	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *	China
Tantalum	NPM Silmet AS *	Estonia
Tantalum	QuantumClean *	United States
Tantalum	Resind Industria e Comercio Ltda. *	Brazil
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd. *	China
Tantalum	Taki Chemical Co., Ltd. *	Japan
Tantalum	Taniobis Co., Ltd. *	Thailand
Tantalum	Taniobis GmbH *	Germany
Tantalum	Taniobis Japan Co., Ltd. *	Japan
Tantalum	Taniobis Smelting GmbH & Co. KG *	Germany
Tantalum	Telex Metals *	United States
Tantalum	Ulba Metallurgical Plant JSC *	Kazakhstan
Tantalum	Ximei Resources (Guangdong) Limited *	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd. *	China
Tin	Alpha *	United States
Tin	Aurubis Berango *	Spain
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd. *	China
Tin	China Tin Group Co., Ltd. *	China
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda. *	Brazil

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	Dowa Metaltech Co., Ltd. *	Japan
Tin	EM Vinto *	Bolivia
Tin	Estanho de Rondonia S.A. *	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Fenix Metals *	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	China
Tin	Jiangxi New Nanshan Technology Ltd. *	China
Tin	Luna Smelter, Ltd. *	Rwanda
Tin	Ma’anshan Weitai Tin Co., Ltd.	China
Tin	Magnu’s Minerais Metais e Ligas Ltda. *	Brazil
Tin	Malaysia Smelting Corporation (MSC) *	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.*	United States
Tin	Metallo Belgium N.V. *	Belgium
Tin	Mineração Taboca S.A. *	Brazil
Tin	Minsur *	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
Tin	Operaciones Metalurgicas S.A. *	Bolivia
Tin	PT ATD Makmur Mandiri Jaya *	Indonesia
Tin	PT Bangka Prima Tin *	Indonesia
Tin	PT Mitra Stania Prima *	Indonesia
Tin	PT Mitra Sukses Globalindo *	Indonesia
Tin	PT Putera Sarana Shakti (PT PSS) *	Indonesia
Tin	PT Refined Bangka Tin *	Indonesia
Tin	PT Timah Tbk Kundur *	Indonesia
Tin	PT Timah Tbk Mentok *	Indonesia
Tin	Resind Indústria e Comércio Ltda. *	Brazil
Tin	Rui Da Hung *	Taiwan
Tin	Soft Metais Ltda. *	Brazil
Tin	Super Ligas *	Brazil
Tin	Thaisarco *	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd. *	China
Tin	Tin Technology & Refining *	United States
Tin	White Solder Metalurgia e Mineracao Ltda. *	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd. *	China
Tin	Zhuzhou Smelter Group Co., Ltd	China
Tungsten	A.L.M.T. Corp. *	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd. *	Vietnam
Tungsten	China Molybdenum Tungsten Co., Ltd. *	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tungsten	Cronimet Brasil Ltda. *	Brazil
Tungsten	Fujian Xinlu Tungsten Co., Ltd. *	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd. *	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. *	China
Tungsten	Global Tungsten & Powders LLC *	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd. *	China
Tungsten	H.C. Starck Tungsten GmbH *	Germany
Tungsten	Hunan Jintai New Material Co., Ltd.	China
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch *	China
Tungsten	Japan New Metals Co., Ltd. *	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd. *	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd. *	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd. *	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd. *	China
Tungsten	Kennametal Fallon *	United States
Tungsten	Kennametal Huntsville *	United States
Tungsten	Lianyou Metals Co., Ltd. *	Taiwan
Tungsten	Malipo Haiyu Tungsten Co., Ltd. *	China
Tungsten	Masan High-Tech Materials *	Vietnam
Tungsten	Niagara Refining LLC *	United States
Tungsten	Philippine Chuangxin Industrial Co., Inc. *	Philippines
Tungsten	Taniobis Smelting GmbH & Co. KG *	Germany
Tungsten	Wolfram Bergbau und Hutten AG *	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd. *	China
Tungsten	Xiamen Tungsten Co., Ltd. *	China
Tungsten	Yudu Ansheng Tungsten Co., Ltd.	China
* Smelter or refiner certified RMAP Conformant by the Responsible Minerals Initiative

Attachment C

Countries of Origin

Austria	Kazakhstan
Bolivia	Malaysia
Brazil	North Kivu Province, DRC *
Canada	Peru
China	Philippines
Estonia	Rwanda *
Germany	Taiwan
India	Thailand
Indonesia	USA
Japan	Vietnam

* Mines located within the Covered Countries with 3TG processed by RMAP Conformant SORs